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                                                                     Exhibit 5.1

             [Letterhead of Ballard Spahr Andrews & Ingersoll, LLP]


                               September 19, 2001


Price Legacy Corporation
17140 Bernardo Center Drive, Suite 300
San Diego, California  92128


      Re:     Price Legacy Corporation, a Maryland corporation formerly
              known as Price Enterprises, Inc. (the "Company") -
              Registration Statement on Form S-8, pertaining to 5,379,686 shares (the "Shares") of common stock, par value $.0001 per share (the "Common Stock"), of the Company to be issued in connection with the Company's 2001 Stock Option and Incentive Plan, as amended (the "2001 Plan") and assumed individual option agreements granted under the 1998 Stock Option Plan of Excel Legacy Corporation (the "Legacy Plan," together with the 2001 Plan, sometimes collectively referred to herein as the "Plans
              ------------------------------------------------------------------

Ladies and Gentlemen:

                  In connection with the registration of the Shares under the Securities Act of 1933, as amended (the "Act"), by the Company on Form S-8 to be filed with the Securities and Exchange Commission (the "Commission") on or about the date hereof (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

                  We have acted as special Maryland corporate counsel to the Company in connection with the matters described herein. In our capacity as special Maryland corporate counsel to the Company, we have reviewed and are familiar with proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and delivery of the Shares and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

                  1.       The Registration Statement;

                  2. The charter of the Company (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT"), consisting of Articles of Incorporation filed with the SDAT on November 17, 1997, Articles of Merger filed with the SDAT on December 31, 1997, Articles Supplementary filed with the SDAT on August 5, 1998, Articles of Amendment filed with the SDAT on June 7, 2000 and Articles of Amendment and Restatement filed on September 18, 2001;

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BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Price Legacy Corporation
September 19, 2001
Page 2

                  3. The Bylaws of the Company (the "Bylaws"), certified as of the date hereof by an officer of the Company;

                  4. The Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 21, 2001, between the Company, PEI Merger Sub, Inc. a Maryland corporation ("Sub"), and Excel Legacy Corporation, a Delaware corporation ("Legacy");

                  5. Resolutions adopted by the Board of Directors of the Company (the "Board"), relating to (i) the issuance and registration of the Shares, and (ii) the execution, delivery and performance of the Merger Agreement, certified as of the date hereof by an officer of the Company;

                  6. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

                  7. A certificate executed by an officer of the Company, dated as of the date hereof; and

                  8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

                  In expressing the opinion set forth below, we have assumed the following:

                  1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

                  2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

                  3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of such party (other than the Company) set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

                  4. All Documents submitted to us as originals are authentic. The form and content of the Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.

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BALLARD SPAHR ANDREWS & INGERSOLL, LLP

Price Legacy Corporation
September 19, 2001
Page 3


All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information as to matters of fact (but not legal conclusions) contained in the Documents are true and complete. There has been no oral or written modification or amendment to any of the Documents, and there has been no waiver of any of the provisions of any of the Documents, by action or omission of the parties or otherwise.

                  5. Upon issuance of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the number of shares of Common Stock the Company is then authorized to issue and the Shares will not be issued or transferred in violation of any restriction or limitation contained in the Charter.

                  6. The Shares will be issued upon due exercise of options duly authorized and granted under the Plans pursuant to and in accordance with the terms of the Plans and the option agreement relating thereto, if any.

                  Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion as of the date hereof that, when issued and delivered by the Company pursuant to and in accordance with the Plans, the Charter and the Resolutions, the Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and non-assessable.

                  The opinions expressed herein are limited to the laws of the State of Maryland and we express no opinion concerning any laws other than the laws of the State of Maryland. Furthermore, the opinions presented in this letter are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

                  We consent to your filing this opinion as an exhibit to the Registration Statement, and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares.


                                Very truly yours,

                                /s/ Ballard Spahr Andrews & Ingersoll, LLP